Exhibit 4.1

AMENDMENT TO

CONVERTIBLE PROMISSORY NOTE

This Amendment to Convertible Promissory Note (this “Amendment”) is made as of December 21, 2014 by and between Vision-Sciences, Inc., a Delaware corporation (the “Borrower”), and Lewis C. Pell (the “Lender”), and amends that certain Convertible Promissory Note dated September 19, 2012 (the “Note”) outstanding as of the date hereof between the Borrower and the Lender. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Note.

BACKGROUND

A.     In connection with, and subject to, and as a condition of, and effective upon, the occurrence of the closing under that certain Merger Agreement dated as of the date hereof by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. (the “Merger Agreement”), the Borrower and the Lender desire to amend the Note to, among other things, extend the Maturity Date and modify the conversion rights set forth below; and

B.     Pursuant to Section 10.3 of the Note, any term may be amended or waived with the written consent of the Borrower and the Lender; and

C.     In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.     Preamble.      The recitals set forth above shall be and are hereby incorporated as if fully set forth in this Amendment.

2.     Extension of Maturity Date. Section 2.3 of the Note is hereby amended and restated to read as follows:

“2.3

“Maturity Date” shall mean the earlier of (i) the fifth anniversary of the Closing Date as defined in the Merger Agreement dated as of December 21, 2014 by and among the Borrower, Visor Merger Sub LLC and Uroplasty, Inc. or (ii) a Change of Control, as defined below. ”

3.     Interest. Section 3 of the Note is hereby amended in its entirety to provide as follows:

“3. Interest. The Loan Amount, or if less, the outstanding portion thereof, shall bear cumulative annual interest at the applicable federal rate as published by the Internal Revenue Service in effect on the date hereof. Interest accrued under the Note shall be calculated quarterly and payable on the earlier of the Maturity Date or upon repayment or conversion of all or any portion of the principal under this Note. Interest on this Note shall be calculated on the basis of a 30-day month and a 360-day year.”

4.     Limitation on Conversion.     Section 6.1 of the Note is hereby amended and restated to read as follows:

“6.1 A    Right to Convert.

From and after the Holder Conversion Date (as defined below) and until the Maturity Date, and also during the period described in Section 8(d) below, at the option of the holder hereof, the unpaid principal amount under this Note shall be convertible, on the terms set forth herein, into fully paid and non-assessable shares of common stock of the Borrower (“Common Stock”), at a price of $1.20 per share of Common Stock (as such price shall be adjusted from time to time  to reflect any stock split, stock dividend or other stock recapitalization or similar event) (the “Conversion Price”).

In addition, at the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, (i) effective immediately prior to the closing of the event constituting a Change of Control (as defined below) and (ii) in connection with any prepayment as more specifically provided in Section 7 hereof.

For purposes hereof, a “Change of Control” shall exclude the transactions contemplated by the Merger Agreement, but means the occurrence of any of the following events:

(a) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the 'Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Borrower representing 50% or more of the total voting power represented by the Borrower's then outstanding voting securities;

(b) the direct or indirect sale or exchange by the stockholders of the Borrower of 50% or more of the stock of the Borrower to such a ‘person’;

(c) the stockholders of the Borrower approve a merger or consolidation of the Borrower, other than any such transaction which results in at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least the holders of a majority of outstanding voting securities of the Borrower immediately prior to the transaction;

(d) the sale or other disposition of all or substantially all of the assets comprising the Borrower’s business; or

(e) the following individuals cease to constitute a majority of the board of directors (the “Board”) of the Borrower or any successor company following any transaction listed in subsection (c) above: (i) the individuals who were members of the Board of the Borrower prior to such transaction (the “Original Directors”); (ii) the individuals who thereafter are elected to the Borrower’s Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election); and (iii) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election).”

6.1B	Certain Definition.

“Holder Conversion Date” shall mean the earlier of (a) three (3) years following the closing of the transactions contemplated by the Merger Agreement, and (b) three (3) days prior to the record date established for the declaration of any dividend or distribution of any rights in respect of the Common Stock, in cash or other property other than Common Stock.”

5.     Prepayment. Section 8 of the Note is hereby amended in its entirety to provide as follows:

“8.      Prepayment.

(a)     The Borrower may, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, prepay, in cash, all or part of this Note (with all accrued and unpaid interest thereon), without premium or penalty.

(b)     In addition, during any Conversion Period, the Borrower may also, from time to time at its option, upon fifteen (15) days’ prior written notice to the Lender, which may be given prior to the applicable Conversion Period (the “Combination Consideration Payment Notice”), prepay with Combination Consideration, all or any portion of this Note (with all accrued and unpaid interest thereon), without other premium or penalty.

(c)     As used herein:

(i)      “Combination Consideration” shall mean any combination of cash and Common Stock, as determined by the Borrower, the value of which equals the greater of (a) the amount outstanding under the Note and (b) the value of the Common Stock into which this Note could be converted if conversion occurred on the date of the Combination Consideration Payment Notice. The value of the Common Stock for purposes of calculating the value of the Common Stock under clause (b) above and the value of the Common Stock comprising any part of the Combination Consideration (but not for purposes of determining the Conversion Price) shall be the average closing price of the Common Stock on Nasdaq for the 20-day trading period immediately preceding the date of the Combination Consideration Payment Notice.

(ii)     “Conversion Period” shall mean any 20-day period beginning with the fifth day after the filing with the U.S. Securities Exchange Commission (“SEC”) of the Borrower’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K; provided that a Conversion Period shall not include any period during which (A) the Borrower is insolvent, does not have sufficient liquidity and capital resources to pay its debts as and when the same come due for the ensuing 12-month period, or is otherwise in default of any Senior Indebtedness, or (B) if the Borrower is eligible to file with the SEC a registration statement on Form S-3 (including the requirement that the aggregate market value of voting and non-voting common equity held by non-affiliates of the Borrower is $75 million or more) and does not have then on file with the SEC an effective registration statement covering the sale of any shares of Common Stock issued upon conversion of this Note; provided that the foregoing clause (B) shall not apply if the Lender has not cooperated with the Borrower on the preparation of the such registration statement, including, but not limited to, providing the Borrower with such information as is necessary to prepare such registration statement.

(d)      At the option of the holder hereof, the unpaid principal amount under this Note shall also be convertible, on the terms set forth herein, during the period commencing upon delivery of any notice described in Section 8(a) or (b) above and ending on the day prior to the date of prepayment referenced in such notice.

(e)     Unless the Borrower has elected to pay the Note with Combination Consideration on the Maturity Date, nothing in this Section 8 shall require the Borrower to pay more on the Maturity Date than the amount outstanding on the Note.”

6. Subordination. A new Section 9 is added to the Note to provide as follows, and the current Sections 9, 10, 11 and 12 of the Note are renumbered 10, 11, 12 and 13, respectively.

“9.     Subordination.

(a)     The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Borrower’s Senior Indebtedness. “Senior Indebtedness” shall mean and be limited to the principal of and unpaid interest and premium, if any, on indebtedness of the Borrower or any subsidiary of the Borrower, with respect to which the Borrower is a guarantor, in connection with loans undertaken to finance strategic initiatives, in each case as may be reasonably approved by the Lender.

(b) Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Borrower or in the event this Note shall be declared due and payable, no amount shall be paid by the Borrower, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full; provided that the foregoing restriction shall not apply to the conversion of the Note into Common Stock in accordance with its terms or payment of the Note with Common Stock as provided above.

(c) If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, except to the extent directed by the holders of the Senior Indebtedness for application to payment thereof,

(d) Nothing contained in this the preceding paragraphs shall impair, as between the Borrower and the holder, the obligation of the Borrower, which is absolute and unconditional, to pay to the holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note. Except as expressly provided in the preceding paragraphs, the holder shall not be prevented, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the holder pursuant to this Note.”

7.     Effect.     This Amendment does not extinguish the outstanding indebtedness evidenced by the Note and is not intended to be a substitution or novation of the original indebtedness or instruments evidencing the same, and except for changes made by this Amendment, the terms of the Note remain unchanged and shall continue in full force and effect.

8.     Governing Law; Venue. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law considerations, applicable to contracts made and performed in such state and any applicable law of the United States Of America, it being understood that, to the fullest extent permitted by the law of such jurisdiction, the law of the state of New York shall govern the validity and enforceability of all loan documents, and the debt or obligations arising hereunder. Any legal suit, action or proceeding against the Borrower or the Lender arising out of or relating to this Amendment shall be instituted in any federal or state court in New York, and the Borrower waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

9.     Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

BORROWER:

VISION-SCIENCES, INC.
a Delaware corporation

By:	/s/ Howard Zauberman
Name: Howard Zauberman
Title: President and CEO

[Signature Page to Amendment to Convertible Promissory Note]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

LENDER:

/s/ Lewis C. Pell
Name: Lewis C. Pell

[Signature Page to Amendment to Convertible Promissory Note]